Exhibit 10.8

Xenia Hotels & Resorts, Inc.

Share Unit Award Agreement (Contingency)

This Share Unit Award Agreement (this “Award Agreement”), is made and entered into effective as of the Date of Grant (defined below) by and between Xenia Hotels & Resorts, Inc. (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Xenia Hotels & Resorts, Inc. 2014 Share Unit Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Participant:

Number of Share Units:

Date of Grant:

Share Unit Value at Date of Grant:

Vesting Commencement Date:

Participant Address:

1. Grant of Share Units. The Company hereby grants to the Participant the total number of Share Units set forth above (this “Award”), subject to all of the terms and conditions of this Award Agreement and the Plan.

2. Definitions. As used in this Award Agreement, the following terms shall have the meanings set forth below:

“Disabled” or “Disability” shall have the same meaning as provided in the long-term disability plan or policy maintained by the Company or prior to a Triggering Event, Inland American Real Estate Trust, Inc. (“Inland REIT”), whichever entity maintains such plan or policy and if both maintain such a plan or policy, then the plan or policy of the Company. If no such disability plan or policy is maintained by the Company or Inland REIT, such term shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. If the Participant disputes the Company’s determination of Disability, the Participant (or his designated physician) and the Company (or its designated physician) shall jointly appoint a third party physician to examine the Participant and determine whether the Participant is Disabled.

“Good Reason” shall have the meaning set forth under an applicable employment agreement between the Participant and the Company or an Affiliate of the Company, provided that if no such definition is applicable, such term shall mean (i) a material diminution of the Participant’s base salary or annual target bonus opportunity; (ii) a material reduction in the Participant’s authority, duties or responsibilities; provided, however, that dispositions or transfers of assets between the Company and one or more Affiliates (up to a maximum of fifty-four (54) select service hotels) that are contemplated by the Board as of Effective Date shall not be considered a reduction in the Participant’s authority, duties or responsibility for purposes of this clause (ii); (iii) Participant being required to relocate his principal place of employment with the Company or an Affiliate more than 50 miles from his principal place of employment as of immediately prior to a Change in Control, it being understood that any requirement that Participant travel frequently and spend prolonged periods away from Participant’s principal residence shall not constitute Good Reason; or (iv) failure of any successor to the Company following a Change in Control to assume this Award Agreement and the obligations hereunder. A termination of employment by the Participant shall not be deemed to be for Good Reason unless (A) Participant gives the Company written notice describing the event or events which are the basis for such termination within sixty (60) days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of the Company’s receipt of such notice (“Correction Period”), and (C) Participant terminates his employment no later than thirty (30) days following the Correction Period.

3. Vesting of Share Units. Except for Share Units that vest pursuant to Sections 6(b) and 6(c) of this Award Agreement, each Share Unit granted hereunder shall vest and be settled as follows: (i) if the Triggering Event is a Qualified Event, the Share Units subject to this Award will vest and settle in three equal installments on each of the first three anniversaries of the Triggering Event and (ii) if the Triggering Event is a Change in Control, 100% of the Share Units subject to this Award will vest and settle on the one-year anniversary of the Triggering Event (each such date that all or a portion of the Share Units vest, a “Vesting Date”); provided that the Participant is employed with the Company through each applicable Vesting Date; and provided further that in no event will the Share Units granted pursuant to this Award Agreement vest or be settled unless a Triggering Event occurs no later than the fifth (5th) anniversary of the Vesting Commencement Date.

4. Form of Payment.

(a) Change in Control. In the event that the first Triggering Event to occur is a Change in Control, upon the applicable Vesting Date, the Participant shall be entitled to receive an amount in cash equal to the Fair Market Value of the Share Units subject to this Award determined as of the date of the Change in Control; provided, however, that if the acquiring entity is a publicly traded company and the Share Units subject to this Award are converted into share units or other form of equity award of such acquiring entity at the time of the Change in Control, then the Share Units subject to this Award will be settled in shares of the acquiring entity, in either case on the applicable Vesting Date.

(b) Qualified Event. In the event that the first Triggering Event to occur is a Qualified Event, upon each applicable Vesting Date, the Participant shall be entitled to receive a number of Shares having an aggregate value on the applicable Vesting Date equal to the Fair Market Value on the applicable Vesting Date of the Share Units that vest on the applicable Vesting Date.

5. Restrictions on Transfer. None of the Share Units subject to this Award, or the Participant’s rights with respect to such Share Units, shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or involuntarily, or by operation of law or otherwise (each such action a “Transfer”). Unless the Company determines otherwise, any attempted Transfer of the Share Units subject to this Award shall be null and void, and the Company shall not reflect on its records any change in ownership of any Share Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any such Share Units. This Award of Share Units is personal to the Participant, non-assignable and not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

6. Termination of Employment Services.

(a) Termination of Employment For Cause. In the event the Participant’s employment with the Company and its Subsidiaries is terminated for Cause all of the Participant’s Share Units that are unvested as of the date of such termination shall be forfeited as of such date.

(b) Termination of Employment On Account of Death or Disability. If the Participant’s employment is terminated on account of death or Disability, with respect to all of the Participant’s Share Units that are unvested as of the date of such termination, then if a Triggering Event has (i) occurred prior to the date of such termination, upon such termination Participant shall be entitled to receive an amount in cash equal to the Fair Market Value of the Share Units subject to this Award, as determined as of the date of such termination or (ii) not occurred prior to the date of such termination, upon the occurrence of a Triggering Event, Participant shall be entitled to receive an amount in cash equal to the Fair Market Value of Share Units subject to this Award on the date of such Triggering Event.

(c) Termination of Employment by Participant For Good Reason or by the Company Without Cause following a Triggering Event. Except as may otherwise be provided under the terms of an applicable employment agreement between the Participant and the Company or an Affiliate of the Company and subject to any additional terms of such employment agreement, upon termination of the Participant’s employment by Participant for Good Reason or by the Company without Cause, in either case, following the occurrence of a Triggering Event, any Share Units that are unvested as of the date of such termination shall vest immediately as of such termination date.

(d) Termination of Employment For Any Other Reason. Unless otherwise provided in an applicable employment agreement between the Participant and the Company or any Affiliate of the Company, if the Participant’s employment terminates for any reason other than the reasons enumerated in paragraphs (a) through (c) above, any Share Units that are unvested as of the date of Participant’s termination of employment shall be forfeited effective as of the date of such termination.

7. No Shareholder Rights Prior to Vesting; Dividend Equivalents. The Participant shall have no rights of a stockholder unless and until Shares are issued to the Participant pursuant to the terms of this Award Agreement. Notwithstanding the foregoing, after the occurrence of a Qualified Event, the Share Units subject to this Award shall be entitled to accrue dividend equivalents until the settlement date of the Share Units. As of each dividend date with respect to shares of common stock of the Company (“Common Stock”), a dollar amount shall accrue to the Participant equal to the amount of the dividend that would have been paid on the number of shares of Common Stock that would have been held by the Participant as of the close of business on the record date for such dividend had such Share Units been converted on such date into the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date for an amount equal to the Fair Market Value of such Share Units. In the case of any dividend declared on shares of Common Stock that is payable in shares of Common Stock, the Participant will be credited with an additional number of Share Units equal to the number having a Fair Market Value equal to the Fair Market Value of the shares of Common Stock (including any fraction thereof) that would have been distributable to the Participant as a dividend had his Share Units been converted into the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date for an amount equal to the Fair Market Value of such Share Units. No dividend equivalents shall be paid out to the Participant unless and until the Share Units to which the dividend equivalents relate have become vested and settled.

8. Conflicts with Award Plan or Employment Agreements. This Award and the terms of this Award Agreement are made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern. In the event of any conflict between the provisions of this Award Agreement and the provisions of Participant’s employment agreement with the Company, if any, the provisions of such employment agreement shall govern; provided, however, for the avoidance of doubt, Section 6(b) hereof is specifically deemed not to be in conflict with the provisions of any Participant’s employment agreement and shall apply to all Participants with employment agreements with the Company.

9. Participant Covenants. By accepting this Award Participant acknowledges and agrees (i) to the covenants contained in Section 9 of this Award Agreement and that this Award, as well as Participant’s employment, is sufficient compensation for such covenants and (ii) that the covenants contained in Section 9 of this

Award Agreement are in addition to, and not in replacement of, any other agreements between Participant and Company or its affiliates that contain covenants with respect to confidentiality or confidential information. For purposes of this Section 9, “Company” means the Company and its subsidiaries, parent companies and affiliated companies.

(a) Nondisclosure of Confidential Information. “Confidential Information” means data and information relating to the business of the Company, which is disclosed to or created by Participant, or of which Participant becomes aware as a consequence of Participant’s relationship with the Company, that has value to the Company and is not generally known to competitors of the Company. Subject to the foregoing, Confidential Information includes, but is not limited to, business development, marketing and sales programs, customer, potential customer and supplier/vendor information, customer lists, employee information, marketing strategies, Company financial results, information related to mergers and acquisitions, pricing information, personnel information, financial data, regulatory approval strategies, investigative records, research, marketing strategy, testing methodologies and results, computer programs, programs and protocols, and related items used by the Company in its business, whether contained in written form, computerized records, models, prototypes or any other format, and any and all information obtained in writing, orally or visually during visits to offices of the Company. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (B) has been independently developed and disclosed by others without violating this Award Agreement, or (C) otherwise enters the public domain through lawful means. Participant acknowledges that he will continue to receive and develop Confidential Information of the Company as a necessary part of Participant’s job. Participant agrees that while employed by the Company, Participant will continue to benefit and add to the Company goodwill with its clients and in the marketplace generally. Participant further agrees that loss of such clients will cause the Company significant and irreparable harm and that the restrictions on Participant’s use of such Confidential Information are reasonable and necessary to protect the Company’s legitimate business interests in its Confidential Information. Accordingly, Participant will not at any time during Participant’s employment by the Company, and for so long thereafter as the pertinent information or documentation constitutes Confidential Information as defined above, use or disclose to others any Confidential Information, except as specifically authorized in a signed writing by the Company or in the performance of work assigned to Participant by the Company. The covenants made by Participant herein are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright and trade secret laws, and laws concerning fiduciary duties. Participant hereby agrees not to disclose, copy, or remove from the premises of the Company any documents, records, tapes or other media or format that contain or may contain Confidential Information, except as required by the nature of Participant’s duties for the Company.

(b) Return of Company Property. Promptly following the termination of Participant’s employment for any reason, or at any time at the request of the Company, Participant will return to Company all Confidential Information, physical property of the Company and any information relating to the clients or customers of the Company that Participant may possess or have under his control, together with all copies thereof, including but not limited to company hardware, records, memoranda, notes, plans, reports, computer tapes, software and other documents and data containing confidential information.

(c) Nonsolicitation and Noninterference. During Participant’s employment and for 3 years following termination of Participant’s employment for any reason or no reason by either the Company or Participant, Participant will not, directly or indirectly (i) recruit, hire, retain or attempt to recruit, hire or retain, any then-current employee or independent contractor of the Company or any former employee who was employed by the Company within the prior six (6) months, for employment or engagement with an entity other than the Company, or (ii) entice or attempt to persuade the Company’s then-current employee or independent contractor to leave employment or engagement with the Company.

(d) Nondisparagement. Participant shall not make, and the Company shall instruct each member of the Board and each executive officer of Inland REIT and the Company not to make, or cause to be made, during Participant’s employment and at all times thereafter, any statement or communicate any information (whether oral or written) that disparages the Company or Participant, respectively, including, with respect to Participant’s obligations, the Company’s subsidiaries or parent companies or any of their respective officers, directors, board members, investors, shareholders, agents or employees.

(e) Reasonableness. Participant acknowledges that the provisions contained in this Section 9 are reasonable and necessary to protect the Company’s interests in its good will, business relationships, and confidential information and that the Company will suffer substantial harm if Participant engages in any of the prohibited activities. Participant warrants that no provision of this Section 9 will work to prevent Participant from earning a living.

(f) Enforcement. It is the desire and intent of the parties hereto that the provisions of Section 9 of this Award Agreement be construed independently of one another to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Each restriction contained in this Section 9 is intended to be severable, and the unenforceability of any such provision shall not affect the enforceability of any other provision of Section 9. The Company shall be entitled to all rights and remedies as set forth in this Section 9 until the expiration of the covenants contained herein in accordance with their terms. The parties agree and acknowledge that damages will be difficult, if not impossible, to calculate in the event of a breach, or threatened breach, of any of the provisions of this Section 9 and, in any event, damages will be an insufficient remedy in the event of such breach. Accordingly, the parties agree that the Company shall, in addition to all other remedies, be entitled to injunctive relief in the event of any breach of the provisions of this Section 9.

10. Arbitration.

(a) The Company and Participant mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to this Award or otherwise to Participant’s relationship with the Company and its parents and affiliates, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability); any dispute, controversy or claim arising out of or relating to this Award Agreement or the breach of this Award Agreement; and any dispute as to the arbitrability of a matter under this Award Agreement (collectively, “Claims”); provided, however, that nothing in this Award Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.

(b) All Claims shall be resolved exclusively by arbitration administered by JAMS under its Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”). Notwithstanding the foregoing, the Company and Participant shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case to prevent any violation of this Award Agreement or any other agreement between the Company and Participant. The Company and Participant must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims.

(c) Prior to a Triggering Event, any arbitration proceeding brought under this Award Agreement shall be conducted before one arbitrator in DuPage County, Illinois, or such other location to which the parties mutually agree. After the occurrence of a Triggering Event, any arbitration proceeding brought under this Award Agreement shall be conducted before one arbitrator in Orlando, Florida, or such other location to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees; provided, however, that the Company shall pay all costs and fees that Participant would not otherwise have been subject to paying if the claim had been resolved in a court of law and, to the extent required by applicable law for this arbitration provision to be enforceable, the Company shall reimburse Participant for any reasonable travel expenses incurred by Participant in connection with Participant’s travel to Illinois or Florida, as the case may be, for any arbitration proceedings. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow the laws of the State of Delaware consistent with Section 14 of this Award Agreement.

(d) Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e) It is part of the essence of this Award Agreement that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Participant agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

11. No Rights to Continuation of Employment. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate the Participant’s employment at any time for any reason whatsoever, with or without Cause.

12. Tax Withholding. The Participant may be required to pay to the Company or any Subsidiary, and the Company or any Subsidiary shall have the right and is hereby authorized to withhold from any payment due or transfer made under this Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, securities, or other property) of, any applicable withholding taxes in respect of this Award or any payment pursuant to this Award and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

13. Section 409A. It is the intent of the parties that this Award comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Award, and the terms of this Award Agreement, shall be interpreted and administered consistent with such intent. Notwithstanding anything contained in this Award Agreement to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment for purposes of this Award to the extent the Award becomes payable upon the Participant’s termination of employment until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, each amount to be paid or benefit to be provided to the Participant pursuant to an Award shall be construed as a separate identified payment for purposes of Section 409A of the Code and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Participant’s separation from service, then to the extent any Award, or payment therefor (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Award Agreement would be payable prior to the six-month anniversary of the Participant’s separation from service, settlement of such Award or the payment therefor shall be delayed until the earlier to occur of (A) the six-month anniversary of the separation from service or (B) the date of the Participant’s death.

14. Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

15. Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

16. No Assignment. Notwithstanding anything to the contrary in this Award Agreement or the Plan, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

17. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

18. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

19. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

20. Notices. All notices and other communications under this Award Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to Company:	Scott Wilton
Executive Vice President – Secretary and General
Counsel, Inland American Real Estate Trust, Inc.
2809 Butterfield Road
Oak Brook, IL 60523

If to the Participant:	At the Participant Address set forth above.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

21. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Share Units subject to all the terms and conditions of the Plan and this Award Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first set forth above.

XENIA HOTELS & RESORTS, INC.

By
Name:
Title:

PARTICIPANT

Signature
Print Name:

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